Exhibit 99.1

AVRA Medical Robotics Announces Closing of Merger with CardioVentures

Announces Management Changes and Name Change to SS Innovations International, Inc.

Fort Lauderdale, FL, April 19, 2023 -- AVRA Medical Robotics, Inc. the “Company”) (OTC: AVMRD), a medical robotics software and artificial intelligence company announced that it has closed on its previously announced acquisition by merger of CardioVentures, Inc. The Company also announced that in connection with the closing of the merger, the Company changed its corporate name to SS Innovations International, Inc. (“SSII”), implemented a one-for-ten reverse stock split (the “Reverse Split”), effective April 17, 2023, and underwent certain management changes.

CardioVentures, through a subsidiary, owns a controlling interest in Sudhir Srivastava Innovations Pvt. Ltd., an Indian private limited company (“SSI - India”). Based in Haryana, India, SSI-India is engaged in the business of developing innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSI Mantra” surgical robotic system and a wide range of surgical instruments capable of supporting a variety of cardiac and other surgical procedures. The Company now intends to focus on the business of SSI-India and has plans to globally expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. https://ssinnovations.com

In the merger, holders of the outstanding shares of common stock of CardioVentures (including certain parties who provided interim convertible financing during the pendency of the merger, were issued shares of SSII common stock representing approximately 95% of issued and outstanding shares of SSII post-merger common stock, with the existing shareholders of SSII holding 5% of issued and outstanding shares of SSII common stock post-merger. At closing of the merger, the holders of CardioVentures common stock also received shares of newly designated Series A Non-Convertible Preferred Stock, which entitles them to voting control of the Company.

The Company’s common stock began trading on a post-Reverse Split basis at the opening of trading on Monday April 17, 2023. In connection therewith, the Company's ticker symbol will be AMVRD for twenty (20) trading days commencing April 17, 2023, to designate that it is trading on a post-Reverse Split basis. In addition, our post-Reverse Split common stock will trade under the new CUSIP Number 05453U203.

As a result of the Reverse Split, every ten pre-Reverse Split shares of common stock outstanding automatically combined into one new share of post-Reverse Split common stock without any action on the part of the holders. The Reverse Split also applies to shares of common stock issuable upon the conversion of outstanding warrants and stock options. No fractional shares will be issued as a result of the Reverse Split. Any fractional shares resulting from the Reverse Split will be rounded up to the nearest whole share on a per shareholder basis.

The Company expects that shareholders holding our shares at registered brokerage firms or at the transfer agent will have the Reverse Split transaction processed automatically in their accounts over the next few days. Shareholders holding physical stock certificates may request new certificates evidencing their post-Reverse Split shares by contacting the Company’s transfer agent, VStock Transfer LLC, at info@vstocktransfer.com or (212) 828-8436.

The Company announced changes to its management team.

At closing of merger, Alen Sands York and Ettore Tomasetti resigned as directors of the Company and Barry F. Cohen, Dr. Ray Powers and Dr. Farhan Taghizadeh resigned as Chief Executive Officer and Acting Chief Financial Officer, Chief Operating Officer, and Chief Medical Officer of the Company, respectively. Mr. Cohen continues as a director of the Company and assumed the office of Chief Operating Officer – Americas. In addition, Dr. Sudhir Srivastava became a director, Chairman and Chief Executive Officer of SSII, Dr. Vishwjyoti P. Srivastava, the son of Dr. Sudhir Srivastava became a director and President and Chief Operating Officer – South Asia and Anup Sethi became Chief Financial Officer of the Company.

For further information and details regarding all of the above matters, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission contemporaneously with the issuance of this release. The Report may be viewed at the SEC’s website, www.sec.gov.

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: AVMRD) is engaged in the business of developing innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSI Mantra” surgical robotic system and a wide range of surgical instruments capable of supporting a variety of surgical procedures including cardiac.

SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally.

For more information visit SSII’s website at www.ssinnovations.com

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or AVRA’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

For Further Information Contact:

Barry F. Cohen

bcohen@avramedical.com